Exhibit 99.2

JMP GROUP INC. APPOINTS H. MARK LUNENBURG TO BOARD OF DIRECTORS

SAN FRANCISCO, Mar. 4, 2009 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has elected H. Mark Lunenburg as a new independent director. Mr. Lunenburg’s initial term as a director will end in June of this year, when he will stand for election to a full one-year term at the company’s annual meeting of shareholders. Mr. Lunenburg’s election increases the company’s total number of board members to ten and brings the number of independent directors to six.

Mr. Lunenburg is president and managing member of Talon Capital, an institutional money management firm founded in 2002 that focuses on absolute return strategies. Mr. Lunenburg previously managed funds for Ballentine Capital Management for more than a decade. In 1987, he joined the Bass Brothers’ investment operations, concentrating on stock research and high-yield credit analysis, before which he held various investment research positions at Kemper Financial Services, where he was recognized in Institutional Investor magazine’s annual “Best of the Buy Side” analyst survey. Mr. Lunenburg is a Chartered Financial Analyst. He is currently vice chairman of the board of Connecticut Children’s Medical Center and is an honorary governor of the Hill-Stead Museum in Farmington, Connecticut.

“We are happy to welcome Mark as a member of our board,” said Joseph A. Jolson, JMP Group’s chairman and chief executive officer. “I have known Mark professionally for more than 20 years, and his talent and perspective will be especially valuable to JMP as we chart a course for growth in these difficult times. In particular, we will benefit from Mark’s experience in the alternative investment arena, as JMP’s asset management activities are becoming increasingly central to our firm’s business and profitability.”

About JMP Group

JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through two subsidiaries, JMP Securities and Harvest Capital Strategies. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com